                                                                    Exhibit 12.1

        Statement Re: Computation of Ratio of Earnings to Fixed Charges


                                                                                                              Six Months Ended
                                                               Years Ended December 31,                           June 30,
                                                -------------------------------------------------------  --------------------------

                                                                  Combined                  Pro Forma                   Pro Forma
                                                ----------------------------------------   Consolidated     Combined   Consolidated
                                                      1994          1995         1996          1996           1997         1997
                                                      ----          ----         ----          ----           ----         ----
Fixed charges:

   Interest expense on debt                          273,759       297,228     6,172,421     26,266,789     7,561,591    12,389,998
   Interest element of rent expense                   21,084        24,845       424,130        777,227       331,344       331,344
   Fixed charges of unconsolidated subsidiary            -         782,054     1,564,200            -             -             -
                                                ------------  ------------  ------------  -------------  ------------  ------------
                                                     294,843     1,104,127     8,160,751     27,044,016     7,892,935    12,721,342
                                                ============  ============  ============  =============  ============  ============

Earnings
   Consolidated net income                           136,997      (504,373)   (3,909,749)   (12,073,502)   (3,278,019)   (5,049,568)
   Extraordinary loss                                    -             -             -              -         507,515       507,515
   Provision for income taxes                       (113,248)      302,567     1,233,318      6,167,132    (1,005,809)   (2,046,160)
   Fixed charges                                     294,843     1,104,127     8,160,751     27,044,016     7,892,935    12,721,342
                                                ------------  ------------  ------------  -------------  ------------  ------------
                                                     545,088       297,187     3,017,684      8,803,382     4,116,622     6,133,129
                                                ============  ============  ============  =============  ============  ============

Ratio of Earnings to Fixed Charges                      1.85          0.27          0.37           0.33            52%           48%
                                                ============  ============  ============  =============  ============  ============

Coverage Deficiency                                    N/A         806,940     5,143,067     18,240,634     3,776,313     6,588,213